As filed with the United States Securities and Exchange Commission on October__, 2000. Registration No. 333-_______

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          UNIFAB INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    LOUISIANA               5007 PORT ROAD              72-1382998
(STATE OR OTHER     NEW IBERIA, LOUISIANA 70562     (I.R.S. EMPLOYER
JURISDICTION OF           (337) 367-8291           IDENTIFICATION NUMBER)
INCORPORATION OR    (ADDRESS, INCLUDING ZIP CODE,
ORGANIZATION)       AND TELEPHONE NUMBER,INCLUDING
                     AREA CODE, OF REGISTRANT'S
                    PRINCIPAL EXECUTIVE OFFICES)


         DAILEY J. BERARD                            COPY TO:
 PRESIDENT AND CHIEF EXECUTIVE OFFICER           CARL C. HANEMANN
     UNIFAB INTERNATIONAL, INC.               JONES, WALKER, WAECHTER
          5007 PORT ROAD                  POITEVENT, CARRERE & DENEGRE, LLP
     NEW IBERIA, LOUISIANA  70562        201 ST. CHARLES AVENUE, 51ST FLOOR
          (337) 367-8291                  NEW ORLEANS, LOUISIANA 70170-5100
(NAME, ADDRESS, INCLUDING ZIP CODE,           TELEPHONE: (504) 582-8000
AND TELEPHONE NUMBER, INCLUDING AREA          FACSIMILE: (504) 582-8012
   CODE, OF AGENT FOR SERVICE)

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this registration statement becomes effective.

                          --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                             PROPOSED     PROPOSED
                                                             MAXIMUM       MAXIMUM
TITLE OF EACH CLASS                           AMOUNT         OFFERING     AGGREGATE
OF SECURITIES                                  TO BE          PRICE       OFFERING       AMOUNT OF
TO BE REGISTERED                            REGISTERED(1)   PER SHARE(2)  PRICE(2)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share    2,060,000 shares  $10.125   $20,857,500    $5,506.38
=====================================================================================================

(1)Includes 2,000,000 shares of Common Stock owned by selling shareholders and 60,000 shares of Common Stock underlying warrants owned by selling shareholders. Also registered hereby are an indeterminate number of shares of Common Stock that may be issued by reason of the antidilution provisions of such warrants. Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock, the total number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices per share of the Common Stock as reported on the Nasdaq National Market on October 20, 2000.
                           -------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.



     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

              SUBJECT TO COMPLETION, DATED _____________, 2000


     PROSPECTUS

                           UNIFAB INTERNATIONAL, INC.

          This prospectus covers 2,000,000 outstanding shares of our common stock and 60,000 shares of our common stock underlying warrants that are owned by the persons named in this prospectus under the caption "Selling Shareholders."

          The selling shareholders may from time to time offer all or a portion of these shares of common stock through public or private transactions, on the Nasdaq National Market or such other securities exchange on which our common stock is traded at the time of the sale. The selling shareholders may sell these shares of common stock at prevailing market prices or at privately negotiated prices either directly or through agents, broker dealers or otherwise. You may find more information concerning how the selling shareholders may sell these shares under the caption "Plan of Distribution."

          The selling shareholders will receive all the net proceeds from the sale of the shares of common stock offered by this prospectus. We are paying all the expenses of registration incurred in connection with this offering, but the selling shareholders will pay all selling and other expenses.

          Our common stock is traded on the Nasdaq National Market under the symbol "UFAB." On _________, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $___ per share.

          Our mailing address and telephone number are as follows:

                          UNIFAB International, Inc.
                                5007 Port Road
                         New Iberia, Louisiana 70562
                                (337) 367-8291

          SEE "RISK FACTORS" ON PAGE 3 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THESE SHARES.
                        ______________________________

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
     SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
     PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
     OFFENSE.
                        ______________________________

              THE DATE OF THIS PROSPECTUS IS ____________, 2000.



                             TABLE OF CONTENTS


                                                                  PAGE
                                                                  ----

 RISK FACTORS ....................................................  3
 OUR COMPANY .....................................................  9
 USE OF PROCEEDS ................................................. 10
 SELLING SHAREHOLDERS ............................................ 10
 PLAN OF DISTRIBUTION ............................................ 11
 LEGAL MATTERS ................................................... 12
 EXPERTS ......................................................... 13
 WHERE YOU CAN FIND MORE INFORMATION ............................. 13

                     ______________________________

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     NO SHARES OF COMMON STOCK WILL BE OFFERED IN ANY JURISDICTION WHERE SUCH OFFER IS NOT PERMITTED.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.


                               RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING ANY OF OUR SECURITIES. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS THAT ARE NOW UNKNOWN TO US OR THAT WE NOW CONSIDER IMMATERIAL MAY ALSO HARM OUR BUSINESS.

     THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OUR BUSINESS IS CYCLICAL AND DEPENDS ON ACTIVITY IN THE OIL AND GAS INDUSTRY.

     The demand for our services has traditionally been cyclical, depending on the condition of the oil and gas industry and, in particular, the level of capital expenditures of oil and gas companies that operate in offshore oil and gas producing areas throughout the world. These capital expenditures have been influenced by prevailing oil and natural gas prices; exploration and production companies' expectations about future demand and prices; the cost of exploring for, producing and delivering oil and gas; the sale and expiration dates of offshore leases in the United States and overseas; the discovery rate of new oil and gas reserves in offshore areas; local and international political and economic conditions; and the ability of oil and gas companies to access or generate capital sufficient to fund capital expenditures for offshore exploration, development and production activities. Historically, oil and natural gas prices and the level of offshore drilling and exploration activity have fluctuated substantially, resulting in significant fluctuations in demand for our services. A significant decline in worldwide demand or prolonged reduction in oil or natural gas prices in the future would likely depress offshore drilling and development activity. A substantial reduction of this activity would reduce demand for our services and could have a material adverse effect on our financial condition and results of operations.

THE RAPID EXPANSION WE HAVE ALREADY EXPERIENCED LEAVES US VULNERABLE TO POTENTIAL DIFFICULTIES.

     We have grown rapidly since our initial public offering in September 1997. We have grown through internal investment and expansion and through acquisitions of other companies. Our future success depends in part on our ability to manage the rapid growth that we have experienced, and this will demand increased responsibility from our management personnel. If we are unable to retain or attract sufficient executive-level personnel to manage the increased administrative burdens, or if for any other reason we are unable to integrate and manage the acquired and expanded operations, our operating results could be adversely affected. The historical financial information incorporated by reference herein is not necessarily indicative of the results that may be realized in the future or of the results that would have been achieved had our operations been fully integrated during the periods covered by the historical financial information.

WE MAY NOT BE SUCCESSFUL IN ANY FUTURE ACQUISITION STRATEGY.

     Acquisitions have been and may continue to be a key element of our business strategy. We cannot assure you that we will be able to identify and acquire acceptable acquisition candidates on terms favorable to us in the future. Even if we do, we may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with acquisitions. Additional debt service requirements may impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to our stockholders. Any future acquisitions may not perform as expected when they are made and we may not be able to successfully integrate and consolidate the operations of future acquisitions with our own.

OUR BUSINESS REQUIRES A STEADY SUPPLY OF SKILLED WORKERS AND WE MAY NOT BE ABLE TO RETAIN AND ATTRACT ENOUGH OF THEM.

     Our ability to remain productive and profitable depends substantially on our ability to retain and attract skilled construction workers, primarily welders, fitters and equipment operators. Our ability to expand depends primarily on our ability to increase our skilled workforce. The demand for skilled workers in south Louisiana is high and the supply of skilled workers is extremely limited, and we cannot assure you that we will succeed in increasing the size of our workforce through acquisitions, training, new hiring programs or otherwise. Although we believe that there is a large number of trainable workers residing reasonably close to our facilities, we cannot assure you that we will be successful in recruiting and training them due to a variety of factors, including the current skill levels of workers, the potential inability or lack of desire by workers to commute to our facilities or to relocate to areas closer to them, and competition for workers from other industries. While we believe that our wage rates are competitive and that our relationship with our skilled workforce is good, a significant increase in the wages paid by competing employers could result in a reduction in our skilled workforce, increases in the wage rates paid, or both. If either of these events occur, in the near term, the profits realized by us from work in progress would be reduced or eliminated and, in the long term, our production capacity and profitability could be diminished and our growth potential could be impaired.

ACCESS TO THE GULF OF MEXICO FROM OUR PORT OF IBERIA FACILITIES IS LIMITED BY WEIGHT AND WIDTH RESTRICTIONS.

     Our slip, bulkhead and loadout facilities enable us to produce decks and deck components weighing up to 6,500 tons at our Port of Iberia facilities. Due to the limitations of the various access routes from the Port of Iberia to the Gulf of Mexico, however, a barge carrying a structure weighing over approximately 4,000 tons could not currently move from our Port of Iberia facilities to the Gulf of Mexico without special efforts, including dredging, which would add costs to the project that the customer may be unwilling to bear. One main route to the Gulf of Mexico from the Port of Iberia, the Freshwater Bayou Channel, has locks that prevent the passage of structures more than 80 feet in width. There is a by-pass channel around these locks that has been dredged by the State of Louisiana to remove silt build-up and currently permits passage around the locks without any material width restrictions. Traffic through the by-pass has permitted the by-pass to remain passable for over a year without additional dredging. Additional dredging of the by-pass may be required, however, and we cannot assure you that the State of Louisiana will continue to provide it. If the by-pass were not maintained, we would be unable to deliver from our Port of Iberia facilities structures weighing over 4,000 tons unless we incurred substantial additional dredging costs.

     Our facility at the Port of Lake Charles, Louisiana has access to the Gulf of Mexico that imposes no weight or size limitations; that facility, however, does not currently have equipment and personnel with capabilities as extensive as those of our New Iberia facilities.

OUR BACKLOG COULD DECREASE IF CUSTOMERS TERMINATE PROJECTS.

     Our backlog is based on our estimate of the remaining labor, material and subcontracting costs to be incurred for projects on which a customer has authorized us to begin work or purchase materials pursuant to written contracts, letters of intent, or other forms of authorization. Our customers retain the right to change or to terminate most projects in our backlog, either of which could substantially change the amount of backlog currently reported. In the case of a termination, the customer is generally required to pay for our work performed and materials purchased through the date of termination, and in some cases, pay us termination fees. Due to the large dollar amounts of backlog estimated for each of a small number of projects, however, amounts included in our backlog could decrease substantially if one or more of these projects were to be terminated by our customers. Approximately 43% of our backlog at June 30, 2000 was attributable to three projects. Termination of one or more of these large projects could have a material adverse effect on our revenue, net income and cash flow for 2000. While we have restrained the growth of our backlog to improve the prices we obtain for our services, such a strategy in times of decreasing demand or increasing lead times for purchases of materials could hasten a decline in our profitability.

OUR OPERATIONS ARE HAZARDOUS.

     Our operations involve a high degree of risk, particularly of personal injury or loss of life, severe damage to and destruction of property and equipment and suspension of operations. The failure of such structures during and after installation can result in similar injuries and damages for which we could be liable. We also have employees engaged in offshore operations that are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws operate to make the liability limits established by state workers' compensation laws (which cover our other employees) inapplicable to these employees and, instead, permit them or their representatives to pursue actions against us for damages for job-related injuries, with generally no limitations on our potential liability. In addition, due to their proximity to the Gulf of Mexico, our facilities are subject to the possibility of physical damage caused by hurricanes or flooding. Although we maintain such insurance protection as we consider economically prudent, we cannot assure you that our insurance will be sufficient under all circumstances or against all claims or hazards, nor do we carry insurance for the loss of profits that may result from these hazards. A successful claim or damage resulting from a hazard for which we are not fully insured could have a material adverse effect on us. Moreover, we cannot assure you that we will be able to maintain adequate insurance in the future at rates that we consider economically prudent.

PROJECTS FOR OVERSEAS INSTALLATION EXPOSE US TO COLLECTION RISKS AND RISKS OF POLITICAL AND ECONOMIC INSTABILITY.

     A majority of our revenue in recent years has resulted from projects constructed for overseas installation. Although we deliver the structures that we fabricate at our Port of Iberia facility and have historically received payment only in United States dollars, we are nevertheless subject to delays in collection, and an increased risk of non-collection, of receivables from contractors and oil and gas companies for projects installed overseas. Oil and gas operations in overseas locations in which our products have been installed are subject to a number of risks inherent in business operations in foreign countries, including political, social and economic instability; nullification, modification or renegotiation of contracts; import-export quotas; and other forms of public and governmental regulation, all of which are beyond our control. Additionally, our ability to compete in international markets may be adversely affected by import duties and fees, foreign taxes, foreign governmental regulations that favor or require the awarding of contracts to local contractors, or regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

OUR CONTRACTS ARE SUBJECT TO VARIOUS BIDDING RISKS.

     Most of our projects are performed pursuant to fixed-price contracts, although some projects are performed on a time and materials basis. Under fixed-price contracts, we receive the price fixed in the contract, subject to adjustment only for change orders placed by the customer. We are responsible for all cost overruns, which could occur for various reasons, including errors in estimates or bidding, changes in the availability and cost of labor and material and variations in productivity from the original estimates. This could result in reduced profitability or losses on projects and, depending on the size of a project, could have a significant impact on our operating results for any fiscal quarter or year. Most of our fixed price contracts also provide for incentive payments for early delivery of projects and liquidated damages for late delivery. If we were to miss the delivery date specified by any of our contracts, whether due to equipment problems, labor shortages, adverse weather conditions or other causes, we could be subject to liquidated damages that could materially adversely affect our profitability and results of operations.

     Under time and materials arrangements, we receive a specified hourly rate for direct labor hours (which exceeds our direct labor costs) and a specified percentage mark-up over our cost for materials. Under these contracts, we are protected against cost overruns but do not benefit directly from cost savings.

INACCURATE ESTIMATES MADE IN OUR PERCENTAGE-OF-COMPLETION ACCOUNTING COULD RESULT IN A REDUCTION OF PREVIOUSLY REPORTED PROFITS.

     Most of our revenue and expenses are recognized on a percentage-of-completion basis determined by the ratio that labor, labor and subcontracting costs, or total contract costs incurred to date bear to the total estimated labor, labor and subcontract costs, or total estimated contract costs required for completion. We review expected labor hours, costs and profits monthly as the work progresses, and make adjustments proportionate to the percentage of completion in revenue for the period when the estimates are revised. To the extent that these adjustments result in a reduction of previously reported profits, we must recognize a charge against current earnings, which may be significant depending on the size of the project or the adjustment.

WE ARE VULNERABLE TO SEASONALITY AND WEATHER RISKS.

     Our operations are subject to seasonal variations in weather conditions and daylight hours. Because most of our construction activities take place outdoors, the average number of direct labor hours worked per day generally declines in winter months due to an increase in rainy and cold conditions and a decrease in daylight hours. Operations may also be affected by the rainy weather, hurricanes and other storms prevalent along the Gulf Coast throughout the year. As a result, our revenue, gross profit and net income during the quarter ending December 31 are subject to being disproportionately low as compared to the quarters ending June 30 and September 30, and full year results may not in all cases be a direct multiple of any particular quarter or combination of quarters.

WE ARE DEPENDENT ON SIGNIFICANT CUSTOMERS.

     A large portion of our revenue has historically been generated by a few customers, although not necessarily the same customers from year to year. For example, customers individually accounting for more than 10% of our annual revenue accounted as a group for 30% (two customers), 20% (two customers) and 26% (two customers) of revenue for fiscal 1998, 1999 and 2000, respectively.

     Although our direct customers on many projects are installation contractors, each project is ultimately fabricated for use by an oil and gas company. Thus, concentration among our customers may be greater when the customer is viewed as the oil and gas company rather than the installation contractor. We from time to time contract with multiple installation contractors who may be supplying structures to the same oil and gas company and in some instances contract directly with the oil and gas company.

     The prime contractors who account for a significant portion of revenue in one fiscal year may represent an immaterial portion of revenue in subsequent years. The loss, however, of any significant customer (whether an oil and gas company with which we directly contract or a prime contractor for which we have provided services on a subcontract basis) for any reason, including a sustained decline in an oil and gas company's capital expenditure budget or the prime contractor's inability to obtain contracts successfully, or other competitive factors, could result in a substantial loss of revenue and have a material adverse effect on our operating performance.

     Recent consolidation in the oil and gas industry, may tend to increase the concentration of our work from significant customers and may also increase the power of some important customers to obtain price concessions from us. This could result in a decrease in the margins we might otherwise be able to obtain.

OUR BUSINESS IS VERY COMPETITIVE, AND SOME OF OUR COMPETITORS ARE LARGER AND FINANCIALLY STRONGER THAN WE ARE.

     The offshore platform fabrication industry is highly competitive and influenced by events largely outside the control of offshore platform fabrication companies. Contracts for our services are generally awarded on a competitive bid basis with customers usually requesting bids on projects to one to three months prior to commencement. Price and the contractor's ability to meet a customer's delivery schedule are the principal factors in determining which qualified contractor is awarded a contract for a project. We compete with both large and small companies, and some of them have greater financial and other resources than we do. In addition, because of subsidies, import duties and fees, taxes imposed on foreign operators and lower wage rates in foreign countries, along with fluctuations in the value of the U.S. dollar and other factors, we may not be able to remain competitive with foreign contractors for projects designed for use in international locations.

OUR OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, COMPLIANCE WITH WHICH IS VERY EXPENSIVE; CHANGES IN THE REGULATORY ENVIRONMENT CAN OCCUR AT ANY TIME AND GENERALLY INCREASE OUR COSTS.

     Our operations and properties are subject to and affected by various types of governmental regulation, including numerous federal, state and local environmental protection laws and regulations, compliance with which is becoming increasingly complex, stringent and expensive. Some of these laws provide for "strict liability" for damages to natural resources or threats to public health and safety, rendering a party liable for environmental damage without regard to its negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. We are subject to claims for personal injury or property damage as a result of alleged exposure to hazardous substances.

     Because we depend on the demand for our services from the oil and gas industry our business, the adoption of laws and regulations curtailing exploration and development drilling for oil and gas for economic, environmental and other policy reasons would adversely affect our operations by limiting demand for our services.

WE ARE DEPENDENT ON KEY PERSONNEL.

     Our success depends on, among other things, the continued active participation of Dailey J. Berard, our President and Chief Executive Officer, and certain of our other officers and key operating personnel. The loss of the services of any one of these persons could have a material adverse effect on us.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE NEAR FUTURE.

     We currently intend to retain earnings, if any, to meet our working capital requirements and to finance the future operation and growth of our business and, therefore, do not plan to pay cash dividends to holders of our Common Stock in the near future.


                                OUR COMPANY

OUR BUSINESS

     We are a leader in the custom fabrication of decks and modules of drilling and production equipment for offshore oil and gas platforms. We are capable of producing equipment weighing up to 6,500 tons and have special expertise in the fabrication of decks with complex piping requirements and process equipment using special materials. We also design and fabricate drilling rigs (including drilling barges using our proprietary designs), production process systems and drilling masts under ASME and ISO 9001 quality certifications. The mailing address of our principal executive offices is 5007 Port Road, New Iberia, Louisiana 70562, and our telephone number is (337) 367-8291.

RECENT DEVELOPMENTS

     SEPTEMBER 2000 PRIVATE PLACEMENT. On September 29, 2000, we completed a private placement in which we sold 1,300,000 shares to eight accredited investors for aggregate proceeds of $12,350,000 ($9.50 per share). Morgan Keegan & Company, Inc., for its services as placement agent, received a commission of $617,500 and a warrant to purchase 60,000 shares of our common stock at an exercise price of $9.50 per share. The net proceeds of the private placement, which were applied to reduce the indebtedness under our secured senior credit facility, were $11,732,500 after the commission to the placement agent but before offering expenses. The eight investors in the private placement and Morgan Keegan & Company, Inc. are nine of the ten selling shareholders in this offering.

     AMENDED AND RESTATED CREDIT AGREEMENT. On October 19, 2000, we restructured our secured senior credit facility by entering into an amended and restated loan agreement with the same syndicate of commercial banks led by Bank One, Louisiana, N.A., as agent, (the "Credit Agreement"). The Credit Agreement provides a $30 million revolving credit facility which is subject to certain borrowing base limitations based on 50% of the appraised value of fixed assets (approximately $15 million at September 30, 2000) plus 80% of eligible accounts receivable (approximately $10 million at September 30, 2000). Borrowings under the credit facility bear interest at the prime lending rate established by the banks or LIBOR, at our option, plus a variable interest margin based on the ratio of the total funded indebtedness to EBITDA, as defined in the Credit Agreement. Up to $10 million is available under the credit facility for standby letters of credit. The variable fee range for issued letters of credit is 1.25% to 2.75% per annum on the principal amount of letters of credit issued for performance or payment, or 2% to 4% per annum on the principal amount if the letter of credit is a financial letter of credit. The unused commitment fee range is 1/4 % to 1% per annum. The letter of credit fees and unused commitment fees are variable based on the funded indebtedness to EBITDA ratio described above. The revolving portion of the credit facility matures November 2002.

     At September 30, 2000, we had $15,875,000 outstanding under the credit facility, of which $2,777,000 is for letters of credit. We believe the funding made available by the Credit Agreement will provide the working capital we will need for anticipated customer orders.


     CHANGED FISCAL YEAR. On June 20, 2000, our board of directors approved the change of the end of our fiscal year from March 31 to December
31. Our fiscal year ending March 31, 2000 was reported in our most recent Form 10-K. Our nine-month transition period beginning April 1, 2000 and ending December 31, 2000 will be reported on our Form 10-K that we will file with the SEC no later than March 31, 2001. Our first new twelve-month fiscal year will begin January 1, 2001. By changing our year end to December 31, we will report our quarterly and annual results on a comparable basis with many other public companies in the oil and gas industry.

                              USE OF PROCEEDS

     All of the shares of common stock offered hereby are being offered by the selling shareholders, who will receive all proceeds from such sales. We will not receive any proceeds from the sale of shares of common stock offered by the selling shareholders.

                           SELLING SHAREHOLDERS

     In our September 2000 private placement we issued 1,300,000 shares of our common stock to eight of the ten selling shareholders and a warrant to purchase 60,000 shares to Morgan Keegan & Company, Inc., one of the two remaining selling shareholders. In connection with the private placement we entered into registration rights agreements that require us to file a registration statement covering the 1,300,000 shares and the 60,000 shares issuable upon exercise of the warrant. This prospectus is a part of the registration statement that we filed with the SEC covering those shares of our common stock. We are effecting this registration of common stock in accordance with our contractual obligations under the registration rights agreements. All shares of common stock offered by those selling shareholders pursuant to this prospectus will be sold subject to the terms and conditions of the registration rights agreements.

     Morgan Keegan & Company, Inc., acted as our placement agent in our placement of 1,300,000 shares of our common stock to eight of the ten selling shareholders. In payment for its services, Morgan Keegan & Company, Inc. received from us a commission of $617,500 and a warrant to purchase 60,000 shares of our common stock at an exercise price of $9.50 for each share. Morgan Keegan & Company, Inc. was one of the two representatives of the underwriters of the initial public offering of our common stock, which was completed in September, 1997.

     The remaining selling shareholder is William A. Hines, who is one of our directors. He became a director in July 1998, when we acquired the business we now operate as Allen Process Systems, L.L.C. and Allen Process Systems, Ltd., of which Mr. Hines was the principal owner. In exchange for his interest in those businesses, Mr. Hines received a total of 700,000 shares of our common stock.

     In connection with those acquisitions, we granted to Mr. Hines and the other owners a one-time "piggy-back" right to include the shares of our common stock in a registration statement under the Securities Act of 1933, such as the one of which this prospectus is a part. We agreed to pay all the expenses of any such registration, other than underwriting fees, discounts and commissions. Mr. Hines exercised these rights with respect to all 700,000 shares of our common stock issued to him in the acquisitions. All shares of common stock offered by Mr. Hines pursuant to this prospectus will be sold subject to the terms and conditions of our registration rights agreement with him. All the other former owners of the acquired businesses with similar rgistration rights have become employed by us and have elected not to include any of their shares of our common stock in this prospectus and the related registration statement.

     Except for Morgan Keegan & Company, Inc. and Mr. Hines, none of the selling shareholders has or has had a material relationship with us.


     The following table sets forth information about the selling shareholders and the number of shares of our common stock beneficially owned by each of them immediately prior to the offering, including shares issuable upon exercise of warrants, and the number of shares of our common stock offered hereby for each selling shareholder's account. We cannot estimate the number or percentage of the shares of our common stock that will be held by each selling shareholder upon completion of this offering because the selling shareholders may sell all or some portion of the shares offered hereby. The selling shareholders may from time to time offer the shares of our common stock offered by this prospectus. We do not know when or in what amounts the selling shareholders may offer shares for resale, and we cannot assure you that the selling shareholders will sell any or all of the shares offered by this prospectus.

                                     NUMBER OF SHARES
          SELLING                   BENEFICIALLY OWNED           NUMBER OF SHARES
        SHAREHOLDERS              PRIOR TO THE OFFERING     OFFERED BY THIS PROSPECTUS
       --------------             ---------------------     --------------------------
Mentor Investment Group               276,000                        276,000
Franklin Street Trust Co.             236,000                        236,000
Beacon Management                      58,000                         58,000
SSCM, LLC                              48,000                         48,000
Lone Wolf Trading LLC                 100,000                        100,000
Trusco Capital Management              58,000                         58,000
Columbus Capital Partners, L.P.       236,000                        236,000
Wellington Management Company, LLP    288,000                        288,000
Morgan Keegan & Company, Inc.          60,000                         60,000
William A. Hines                      707,500                        700,000


                           PLAN OF DISTRIBUTION

     The selling shareholders may sell shares of our common stock directly, through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best effort basis. The selling shareholders may sell all or part of their shares in one or more transactions at prices at or related to the then-current market price or at negotiated prices. The selling shareholders will determine the specific offering price of the shares from time to time that, at that time, may be higher or lower than the market price of our common stock on the Nasdaq National Market.

     In connection with any underwritten offering, underwriters and their agents may receive compensation in the form of discounts, commissions or concessions from the selling shareholders or from purchasers of shares for whom they act as agents. Underwriters may sell shares to or through dealers, and those dealers may receive compensation in the form of discounts, commissions or concessions from the underwriters or commissions from the purchasers for whom they may act as agents. The selling shareholders and any underwriters, dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling shareholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act.

     The method by which the selling shareholders may offer and sell their shares may include, but are not limited to, the following:


     * sales on the Nasdaq National Market or other securites exchange on which our common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

     *  sales in privately negotiated transactions;

     *  sales for their own account prusuant to this prospectus;

     * cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

     * purchases by broker-dealers who then resell the shares for their own account; and

     *  brokerage transactions in which a broker solicits purchasers.

     To the extent required by a particular offering, we will set forth in a prospectus supplement or, if appropriate, a post-effective amendment the terms of such offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts.


     We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. We have also agreed to indemnify underwriters who participate in the distribution of the shares on substantially the same basis. The selling shareholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.

     The selling shareholders will pay all fees, discounts and brokerage commissions. We will pay all expenses or preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

                               LEGAL MATTERS

     Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., of New Orleans, Louisiana, will pass upon the validity of the shares of our common stock for us.

                                  EXPERTS

     Ernst & Young, LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended March 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement, which, as to the year 1997 is based in part on the report of LaPorte, Sehrt, Romig & Hand, independent auditors. The financial statement referred to above are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                    WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for more information about the Public Reference Room. Our filings are also available over the Internet at the SEC website at http://www.sec.gov.

     This prospectus is part of a registration statement that we have filed with the SEC to register the securities offered by this prospectus. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits at the SEC public reference rooms or at the SEC website.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The documents we incorporate by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 until the Selling shareholders sell all of the securities:

     *    Our annual report on Form 10-K for the fiscal year ended
          March 31, 2000 (filed with the SEC on June 29, 2000), as amended by Amendment No. 1 filed with the SEC on July 31, 2000;

     * Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2000 (filed with the SEC on August 14, 2000);

     * Our current report on Form 8-K dated June 20, 2000 and filed with the SEC on June 30, 2000;

     * Our current report on Form 8-K dated September 29, 2000 and filed with the SEC on October 3, 2000;

     * The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on September 4, 1997 and effective on September 18, 1997, by incorporation by reference from pages 44 through 46 of our registration statement on Form S-1, Registration No. 333-31609, originally filed with the SEC on July 18, 1997; and

     * All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.


     At your request, we will provide you with a free copy of any of these filings (Except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or calling us at:

                        UNIFAB INTERNATIONAL, INC.
                              5007 PORT ROAD
                       NEW IBERIA, LOUISIANA  70562
                           ATTN:  PETER J. ROMAN
                              (337) 367-8291







                             2,060,000 SHARES




                        UNIFAB INTERNATIONAL, INC.



                               COMMON STOCK


                                ----------
                                PROSPECTUS
                                ----------


                                            , 2000


                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the fees and expenses payable by us in connection with the issuance and distribution of our common stock registered hereunder, all of which are estimated except the registration fee.

     Securities and Exchange Commission
        registration fee                         $      5,506.38
     Legal fees and expenses                           45,000.00
     Accounting fees and expenses                      25,000.00
     Miscellaneous                                     10,000.00
                                                 ---------------
               Total                             $     85,506.38
                                                 ===============



     The selling shareholders have not paid, and are not responsible for, any portion of these fees and expenses.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 83 of the Louisiana Business Corporation Law (i) gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; (ii) subject to specific conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified; and
(iii) authorizes Louisiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

     Our by-laws make mandatory the indemnification of directors and officers permitted by the Louisiana Business Corporation Law. The standard to be applied in evaluating any claim for indemnification (excluding claims for expenses incurred in connection with the successful defense of any proceeding or matter therein for which indemnification is mandatory without reference to any such standard) is whether the claimant acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal action or proceeding, the standard is that the claimant had no reasonable cause to believe the conduct was unlawful. No indemnification is permitted in respect of any claim, issue or matter as to which a director or officer shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

     We maintain liability policies to indemnify our officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions to be set forth in the policies.

     Each of our directors and executive officers has entered into an indemnity agreement with us, pursuant to which we have agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that we will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that the director or officer meets certain standards of conduct. Under the indemnity agreements, we are not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of our board of directors, there is insufficient benefit to us from the insurance.

ITEM 16.       EXHIBITS.

    3.1   Articles of Incorporation of the Company*

    3.2   By-Laws of the Company*

    4.1 (See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and By-Laws of the Company that define the rights of holders of Company Common Stock)

    4.2   Specimen Common Stock Certificate*

    5     Opinion of Jones, Walker, Waechter, Poitevent, Carrere &
          Denegre, L.L.P.

    10.1 Ground Lease Agreement dated as of September 1, 1998, between PIM, L.L.C. (now UNIFAB International West, L.L.C. and a subsidiary of the Company) and the Lake Charles Harbor & Terminal District

   10.2 Guaranty Agreement made as of September 1, 1998, by the Company in favor of the Lake Charles Harbor & Terminal District

   10.3 Development Agreement among PIM, L.L.C., the Company, the Lake Charles Harbor & Terminal District, and the Calcasieu Parish Police Jury

   10.4 Amended and Restated Credit Agreement dated as of October 19, 2000, among the Company, Bank One, Louisiana, N.A., IberiaBank, Regions Bank and Whitney National Bank.

   23.1   Consent of Ernst & Young LLP

   23.2   Consent of LaPorte, Sehrt, Romig & Hand

   23.1 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (Included in Exhibit 5)

    24.1 Powers of Attorney (Included in the signature page to this Registration Statement)
_______
* Incorporated herein by reference from the Registration Statement on Form S-1 of the Company filed with the SEC on September 18, 1997, as amended (Registration No. 333-31609)

ITEM 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with re-spelt to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Iberia, State of Louisiana, on October 26, 2000.

                                   UNIFAB INTERNATIONAL, INC.


                                   By:  /s/ Dailey J. Berard
                                      --------------------------------
                                             Dailey J. Berard
                                   Chairman of the Board, President and
                                          Chief Executive Officer

                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Dailey J. Berard and Peter J. Roman, and either of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                     DATE
             ---------                           -----                     ----

/s/ Dailey J. Berard                Chairman of the Board, President   October 26, 2000
----------------------------------                and
     Dailey J. Berard                   Chief Executive Officer
                                     (Principal Executive Officer)

 /s/ Peter J. Roman                    Vice President and Chief        October 26, 2000
----------------------------------- Financial Officer and Secretary
     Peter J. Roman                 (Principal Financial Officer and
                                     Principal Accounting Officer)

 /s/ Charles E. Broussard                      Director                October 26, 2000
-----------------------------------
       Charles E. Broussard


 /s/ William A. Hines                          Director                October 26, 2000
-----------------------------------
         William A. Hines


 /s/ Perry Segura                              Director                October 26, 2000
----------------------------------
           Perry Segura


                                               Director                October __, 2000
----------------------------------
           George C. Yax




                               EXHIBIT INDEX

                                                              SEQUENTIALLY
 EXHIBIT                                                        NUMBERED
 NUMBER                  DESCRIPTION OF EXHIBIT                   PAGE
---------               ------------------------             --------------
3.1     Articles of Incorporation of the Company*


3.2     By-Laws of the Company*

4.1 (See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and By-Laws of the Company that define the rights of holders of Company Common
        Stock)

4.2     Specimen Common Stock Certificate*


5       Opinion of Jones, Walker, Waechter, Poitevent, Carrere
        & Denegre, L.L.P.

10.1 Ground Lease Agreement dated as of September 1, 1998, between PIM, L.L.C. (now UNIFAB International West,
        L.L.C. and a subsidiary of the Company) and the Lake
        Charles Harbor & Terminal District

10.2 Guaranty Agreement made as of September 1, 1998, by the Company in favor of the Lake Charles Harbor &
        Terminal District

10.3 Development Agreement among PIM, L.L.C., the Company, the Lake Charles Harbor & Terminal District, and the
        Calcasieu Parish Police Jury

10.4    Amended and Restated Credit Agreement dated as of
        October 19, 2000, among the Company, Bank One,
        Louisiana, N.A., IberiaBank, Regions Bank, and Whitney
        National Bank

23.1    Consent of Ernst & Young LLP


23.2    Consent of LaPorte, Sehrt, Romig & Hand


23.3    Consent of Jones, Walker, Waechter, Poitevent,
        Carrere & Denegre, L.L.P. (included in Exhibit 5)

24.1    Powers of Attorney (included in the Signature
        Page to this Registration Statement)


                                  _______
* Incorporated herein by reference from the Registration Statement on Form S-1 of the Company filed with the SEC on September 18, 1997, as amended (Registration No. 333-31609)